Exhibit 4.1

2002 STOCK COMPENSATION PLAN I, AMENDED FEBRUARY 29, 2008

This “2002 Stock Compensation Plan I” was originally adopted by Falcon Ridge Development, Inc.’s predecessor PocketSpecs Technologies, Inc. on August 1, 2002. By virtue of Section 2.00 of the Plan, the Board of Directors of the Company have the discretion to adopt such rules and regulations to administer the Plan that it deems necessary and appropriate.

The Board of Directors of Falcon Ridge Development, Inc. have reviewed and discussed the Plan, and have formally resolved to amend the Plan and continue it consistent with the terms contained herein.

WITNESSETH:

WHEREAS, the Board of  Directors (the "Board")  of  Falcon Ridge Development,  Inc.,  (the "Company") reaffirmed and determined that it would be to its  advantage, and in its best interests, to grant  certain  consultants  and  advisors, as well as  certain employees, the  opportunity  to (i) receive and/or (ii) purchase  stock in the  Company as a result of compensation for their service; and

WHEREAS, the Board believes that the Company can best obtain advantageous benefits by (i) issuing stock and/or (ii) granting stock options to such designated individuals from time to time, although the aforementioned options are not to be granted  pursuant  to Section 422 and  related  sections  of the  Internal Revenue Code as amended;

WHEREAS, the Board reviewed the “2002 Stock Compensation Plan I”, and determined that the number of shares of common stock eligible for administration of the Plan needed to be increased, and resolved to increase the number of eligible shares from 700,000 to 20,000,000;

         NOW THEREFORE, the Board adopts this AMENDED 2002 STOCK COMPENSATION PLAN I (the "Plan").

1.00         EFFECTIVE DATE AND TERMINATION OF PLAN

The effective date of the Plan, as amended, is February 29, 2008, which is the day the 2002 Plan was amended and approved by the Board. The Plan will terminate on the earlier date following the grant or issuance of the final option or share of common stock  allocated under  the  Plan or ten  years from  the  date hereof, whichever is earlier, and no options or issuances will be granted thereafter pursuant to this Plan.

2.00         ADMINISTRATION OF PLAN

The Board shall administer the Plan and adopt regulations for its administration as it may deem necessary or appropriate. Alternately, the Board may appoint a Compensation Committee to administer the Plan and report to the Board, and to otherwise have such composition and duties as the Board may from time to time determine.

3.00         ELIGIBILITY TO PARTICIPATE IN THE PLAN

        3.01 Subject to the provisions of the Plan, the Board, or its designee, shall determine and designate, from time to time, those consultants, advisors, and employees of the Company, or consultants, advisors, and employees of a parent or subsidiary corporation of the Company, to whom shares are to be issued and/or options are to be granted hereunder, and the number of shares to be issued and/or optioned from time to time to any individual or entity.  In determining the eligibility of an individual or entity to receive shares or an option, as well as in determining the number of shares to be issued and/or optioned to any individual or entity, the Board, or its designee, shall consider the nature and value to the Company for the services which have been rendered to the Company and such other factors as the Board, or its designee, may deem relevant. The Company shall receive a favorable written opinion of counsel as to the eligibility and suitability of distributions under the Plan prior to issuing any shares or options hereunder, all in accordance with SEC guidelines for distribution of shares under a S-8 Registration. No shares or options may be issued without said favorable legal opinion.

        3.02 If eligible to be selected to receive an shares and/or options to purchase shares, an individual must be a consultant, advisor or an employee of the Company or a consultant, advisor, or an employee of a parent or subsidiary Corporation of the Company.  The grant of each option shall be confirmed by a Stock Option Agreement that shall be executed by the Company and the optionee as promptly as practicable after such grant.  More than one option may be granted to an individual or entity. Shares shall be issued directly to such entities.

`        3.03 An option may be granted to any individual or entity eligible hereunder, regardless of his previous stockholdings.

        3.04 The option price  (determined as of the time the option is granted) of the stock for which any person may be granted options under this Plan (and all other plans of the Company) may be increased or reduced by the Board, or its designee, from time to time.

4.00         NUMBER OF SHARES SUBJECT TO THE PLAN

The Board shall reserve for the purposes of the Plan a total of twenty million  (20,000,000) of the authorized but unissued shares of common shares of the Company, provided that any shares as to which an option granted under the Plan remains unexercised at the expiration thereof may be the subject of the grant of further options under the Plan within the limits and under the terms set forth in Article 3.00 hereof.

-- 2 --

5.00         PRICE OF COMMON SHARES

The initial and standard price per share of common stock to be issued directly or by option shall be the Fair Market Value per share, but may be changed in each case by the Board, or its designee, from time to time. If the share price is changed, the Board, or its designee, shall determine the share price no later than the date of the issuance of the shares and/or the grant of the option and at such other times as the Board, or its designee, deems necessary.  The Board shall have absolute final discretion to determine the price of the common stock under the Plan.  In the absence of such specific determination, the share price will be the Fair Market Value per share.  "Fair Market Value” shall mean, if there is an established market for the Company’s Common Stock on a stock exchange, in an over-the-counter market or otherwise, the average Closing Price of the Company's stock for the 10 consecutive trading days immediately before the valuation date, provided that the Board may, in its discretion provide an alternative definition for Fair Market Value in the instrument granting the right or option.  Unless otherwise specified by the Board at the time of grant (or in the formula applicable to such grant), the valuation date for purposes of determining the option price shall be the date of grant.  The Board may specify that, instead of the date of grant, the valuation date shall be a valuation period of up to ninety (90) days prior to the date of grant, and Fair Market Value for purposes of such grant shall be the average over the valuation period of the mean of the highest and lowest quoted selling prices on each date on which sales were made in the valuation period.  If there is no established market for the Company’s Common Stock, or if there were no sales during the applicable valuation period, the determination of Fair Market Value shall be established by the Board in its sole discretion, considering the criteria set forth in Treas. Reg. Section 20.2031-2 or successor regulations.

6.00         SUCCESSIVE OPTIONS

Any option granted under this Plan to a person may be exercisable at such person’s discretion while there is outstanding any other stock option previously granted to such person, whether under this Plan or any other stock option plan of the Company.

7.00         PERIOD AND EXERCISE OF OPTION

        7.01.  Options  granted  under this Plan shall  expire on the first to occur of the following dates whether or not exercisable on such dates:  (i) five (5) years from the date the option is initially granted;  (ii) six (6) months from the date the person  ceases  employment  due to  permanent  and total  disability;  (iii) the date of termination of employment for reasons other than retirement,  permanent and total disability or death, unless the Board  determines,  in its  sole  discretion,  that it would be in the best interest  of the  Company to extend the  options for a period not to exceed three (3)  years;  or (iv)  three  (3)  months  from the date the  employee retires with permission of the Board.

-- 3 --

        7.02.  Notwithstanding Section 7.01, any portion of any option, which has not become exercisable pursuant to Section 7.03 prior to the death of the employee or termination of employment, shall expire on the employee's date of death or termination date, if termination is for reasons other than retirement or total and permanent disability.

        7.03. Any option granted under this Plan may be immediately exercised by the holder thereof.  Such an option may be exercised in whole or in part at the time it becomes exercisable or from time to time thereafter, until the expiration of the option.

8.00        PAYMENT FOR OPTIONED SHARES

                When a person holding an option granted under this Plan exercises any portion of the option he shall pay the full option price for the shares covered by the exercise of that portion of his option within one (1) month after such exercise. As soon as practicable, after the person notifies the Company of the exercise of his option and makes payment of the required Option price, the Company shall issue such shares to the person.  The Board may also permit a participant to affect a cashless or net exercise of an option without tendering any shares of the Company’s stock as payment for the option.  In such an event, the participant will be deemed to have paid for the exercise of the option with shares of the Company's stock and shall receive from the Company a number of shares equal to the difference between (I) the shares that would have been tendered to pay the option price and withholding taxes, if any, and (ii) the number of options exercised.  The Board may also cause the Company to enter into arrangements with one or more licensed stock brokerage firms whereby participants may exercise options without payment therefor but with irrevocable orders to such brokerage firm to immediately sell the number of shares necessary to pay the option price and withholding taxes, if any, and then to transmit the proceeds from such sales directly to the Company in satisfaction of such obligations.

9.00         RESTRICTIONS ON TRANSFER

        9.01 No right or privilege of any person under the Plan shall be transferable or assignable, except to the person's personal representative in the event of the person's death, and except as provided in Section 9.02, options granted hereunder are exercisable only by the person during his life.

        9.02 If a person dies holding outstanding options issued pursuant to this Plan, his personal representative shall have the right to exercise such options only within one year of the death of the person.

-- 4 --

10.00        RECLASSIFICATION, CONSOLIDATION OR MERGER

If and to the extent that the number of issued  shares of common stock of the  Company  shall be  increased  or  reduced  by change in par  value, split-up reclassification,  distribution of a dividend payable in stock, or the like, the number of shares subject to direct issuance or an option held by a person  and the  option  price  per  share  shall  be  proportionately adjusted.  If the Company is  reorganized  or  consolidated  or merged with another  corporation,  the  person  shall be  entitled  to  receive  direct issuance or options covering shares of such reorganized,  consolidated,  or merged company in the same proportion,  at an equivalent price, and subject to the same conditions.

11.00       DISSOLUTION OR LIQUIDATION

Upon the dissolution or liquidation of the Company, the options granted hereunder shall terminate and become null and void, but the person shall have the right immediately prior to such dissolution or liquidation to exercise any options granted and exercisable hereunder to the full extent not before exercised.

12.00         BINDING EFFECT

This Plan shall inure to the benefit of and be binding upon the Company and its employees, and their respective heirs, executors, administrators, successors and assigns.

13.00         ADOPTION OF PLAN

This Plan has been duly adopted as amended by the Board of Directors of the Company on February 29, 2008.

14.00         NOTICES

Any notice to be given to the Company under the terms of this plan shall be addressed to such address as is set forth on the first page hereof.

-- 5 --

IN WITNESS WHEREOF, the Company has caused this Plan to be executed on its behalf by its President, to be sealed by its corporate seal, and attested by its Secretary effective the day and year first above written.

                                        Falcon Ridge Development, Inc.

            By       /s/ FRED MONTANO
                FRED MONTANO
                President

ATTEST:

/s/ KAREN DURAN
KAREN DURAN
Secretary                             (SEAL)

-- 6 --